Exhibit 99.1

CSX Corporation Announces Second Quarter
Earnings of 52 Cents Per Share

Highlights:

•	Record results in all key financial measures

•	Growth in merchandise and intermodal volume more than offset declines in coal

•	Continued strong results in safety, service and efficiency

JACKSONVILLE, Fla. - July 16, 2013 - CSX Corporation (NYSE: CSX) today announced second-quarter net earnings of $535 million, or $0.52 per share, versus $512 million, or $0.49 per share, in the same period last year. This performance was supported by overall revenue growth; service and efficiency results; and a few additional items, such as tax and real estate, which benefited the quarter.

“CSX continues to drive solid growth in many of its markets and is encouraged by the team's sustained track record of delivering excellent operating performance in a wide range of market conditions,” said Michael J. Ward, chairman, president and chief executive officer. “We remain sharply focused on creating strong, sustained value for customers and shareholders, as the economy appears to be slowly gaining strength.”

Second-quarter revenue was nearly $3.1 billion, a slight increase from the same quarter last year, as strong service resulted in overall increases in volume and pricing. The higher revenues along with efficiency gains helped to deliver second quarter operating income of $963 million and an operating ratio of 68.6 percent.

CSX remains on track to achieve its goal of sustaining a high-60s operating ratio by 2015, while remaining focused on attaining a mid-60s operating ratio longer-term. The company continues to expect annual earnings-per-share growth of 10 to 15 percent on average through 2015 off of the 2013 base, which is now expected to be roughly flat compared to prior year levels.

CSX executives will conduct a quarterly earnings conference call with the investment community on July 17, 2013, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http:// investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available on the company's website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For more than 185 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and small farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.